Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 1, 2008, relating to the financial statements of Cabot Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of (i) as of September 30, 2007, the funded status and the disclosure requirements of Statement of Financial Accounting Standard No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statement No. 87, 88, 106 and 132(R)” (“FAS 158”); (ii) as of September 30, 2008, the measurement requirements of FAS 158, and (iii) as of October 1, 2007 the adoption of Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement 109”), and the effectiveness of Cabot Corporation’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Cabot Corporation for the year ended September 30, 2008.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

August 11, 2009